INTERIM INVESTMENT SUB-ADVISORY AGREEMENT
(VALIC COMPANY II)
This AGREEMENT, effective this 1st day of December, 2009, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as “VALIC,” and SUNAMERICA ASSET MANAGEMENT CORP., hereinafter referred to as the “SUB-ADVISER.”
     VALIC and the SUB-ADVISER recognize the following:
(a)	VALIC is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

(b)	VALIC is engaged as the investment adviser of VALIC Company II (“VC II”), an investment company organized under the laws of Delaware as a business trust. VC II is a series type of investment company issuing separate classes (or series) of shares of beneficial interest and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract approved by shareholders. The 1940 Act permits, subject to certain limitations, a person to act as an investment adviser of a registered investment company pursuant to a written interim contract for a 150 day period after a prior written contract has terminated due to its assignment, in order to solicit shareholder approval of a definitive contract.

(c)	VC II currently consists of fifteen portfolios (“Funds”):
Aggressive Growth Lifestyle Fund
Capital Appreciation Fund
Conservative Growth Lifestyle Fund
Core Bond Fund
High Yield Bond Fund
International Small Cap Equity Fund
Large Cap Value Fund
Mid Cap Growth Fund
Mid Cap Value Fund
Moderate Growth Lifestyle Fund
Money Market II Fund
Small Cap Growth Fund
Small Cap Value Fund
Socially Responsible Fund
Strategic Bond Fund

In accordance with the VC II Agreement and Declaration of Trust (the “Declaration”), new Funds may be added to VC II upon approval of the Board of Trustees without the approval of shareholders. This Agreement will apply only to the Fund(s) set forth on the attached Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A (“Covered Fund(s)”).

(d)	The SUB-ADVISER is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e)	VALIC desires to enter into a definitive investment sub-advisory agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER.

(f)	VALIC desires to enter into an interim investment sub-advisory agreement with the SUB-ADVISER for a maximum of 150 days following the termination of the of the investment sub-advisory agreement between VALIC and the SUB-ADVISER dated January 1, 2002, for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER
VALIC and the SUB-ADVISER AGREE AS FOLLOWS:

1.	Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the control, direction, and supervision of VALIC and the VC II Board of Trustees and in material conformity with the 1940 Act, all applicable laws and regulations thereunder, all other applicable federal and state securities and tax laws and regulations, including section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), the VC II Declaration, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions and any applicable procedures adopted by the VC II Board of Trustees and provided to the SUB-ADVISER shall:
(a)	manage the investment and reinvestment of each Covered Fund. The SUB-ADVISER will determine in its discretion, and subject to the oversight and review of VALIC, the securities to be purchased or sold.

(b)	maintain a trading desk and place orders for the purchase and sale of portfolio investments (including futures contracts and options thereon) for each Covered Fund’s account with brokers or dealers (including futures commission merchants) selected by the SUB-ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER, subject to the SUB-ADVISER’s control, direction, and supervision
In performing the services described in paragraph (b) above, the SUB-ADVISER shall use its best efforts to obtain for the Covered Fund(s) the best execution of portfolio transactions. Subject to approval by the VC II Board of Trustees of appropriate policies and procedures, the SUB-ADVISER may cause the Covered Fund(s) to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research services to the SUB-ADVISER. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization. If applicable, in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the SUB-ADVISER may engage its affiliates or any other subadviser to the Covered Fund(s) and its respective affiliates, VALIC and its affiliates, as broker-dealers or futures commission merchants to effect Fund transactions in securities and other investments for a Covered Fund(s).

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and the VC II Board of Trustees regarding the performance of its services under this Agreement. The SUB-ADVISER will make available to VALIC and VC II promptly upon their reasonable written request all of the Covered Fund(s)’s investment records and ledgers to assist VALIC and VC II in compliance with respect to each Covered Fund’s securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish the VC II Board of Trustees such periodic and special reports as VALIC and the VC II Board of Trustees may reasonably request. The SUB-ADVISER will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Covered Fund(s) are being conducted in a manner consistent with applicable laws and regulations. The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the SUB-ADVISER shall disclose such non-public information only if VALIC or the VC II Board of Trustees has authorized such disclosure, or if such information is or hereafter otherwise is known by the SUB-ADVISER or has been disclosed, directly or indirectly, by VALIC or VC II to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the SUB-ADVISER in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered Fund(s) and may include such total return in the calculation of composite performance information without prior approval by VALIC or the VC II Board of Trustees.

Should VALIC at any time make any definite determination as to any investment policy and notify the SUB-ADVISER in writing of such determination, the SUB-ADVISER shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked, provided such determination will permit SUB-ADVISER to comply with the first paragraph of this Section.

The SUB-ADVISER will not hold money or investments on behalf of the Covered Fund(s). The money and investments will be held by the Custodian of the Covered Fund(s). The SUB-ADVISER will arrange for the transmission to the Custodian for the Covered Fund(s), on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable it to perform its administrative responsibilities with respect to the Covered Fund(s). The SUB-ADVISER further shall have the authority to instruct the custodian of the Covered Fund(s) (i) to pay cash for securities and other property delivered to the Custodian for the Covered Fund(s) (ii) to deliver securities and other property against payment for the Covered Fund(s), and (iii) to transfer assets and funds to such brokerage accounts as the SUB-ADVISER may designate, all consistent with the powers, authorities and limitations set forth herein. The SUB-ADVISER shall not have the authority to cause the Custodian to deliver securities and other property except as expressly provided for in this Agreement.

The SUB-ADVISER may aggregate sales and purchase orders of securities held by the Covered Fund(s) with similar orders being made simultaneously for other accounts managed by the SUB-ADVISER or with accounts of the affiliates of the SUB-ADVISER, if in the SUB-ADVISER’s reasonable judgment such aggregation shall result in an overall economic benefit to the Covered Fund(s) considering the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. VALIC acknowledges that the determination of such economic benefit to the Covered Fund(s) by the SUB-ADVISER is subjective and represents the SUB-ADVISER’s evaluation that the Covered Fund(s) is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act or represent VALIC or VC II other than in furtherance of the SUB-ADVISER’s duties and responsibilities as set forth in this Agreement.

Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all VALIC’s expenses, except that VALIC shall in all events pay the compensation described in Section 2 of the Agreement. VALIC and the SUB-ADVISER acknowledge that the Covered Fund(s) will be ultimately responsible for all brokerage commissions, taxes, custodian fees and any other transaction-related fees, but that, for the purposes of this Agreement, as between VALIC and the SUB-ADVISER, VALIC will be responsible for such expenses, and VALIC authorizes the SUB-ADVISER to incur and pay such expenses for the Covered Fund(s), as deemed appropriate by the SUB-ADVISER.

The SUB-ADVISER also represents and warrants that in furnishing services hereunder, the SUB-ADVISER will not consult with any other sub-adviser of the Covered Fund(s) or other series of VC II, to the extent any other sub-advisers are engaged by VALIC, or any other sub-advisers to other investment companies that are under common control with VC II, concerning transactions of the Covered Fund(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the 1940 Act.

2.	Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB-ADVISER, a monthly fee or fees based on each Covered Fund’s average monthly net asset value computed for each Covered Fund as provided for herein and in the fee schedule attached hereto as Schedule A. Schedule A may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the VC II Declaration and Bylaws. Any change in Schedule A pertaining to any new or existing Covered Fund(s) shall not be deemed to affect the interest of any other Covered Fund(s) and shall not require the approval of shareholders of any other Covered Fund(s).

The average monthly net asset value shall be determined by taking the mean average of all of the determinations of net asset value, made in the manner provided in the VC II Declaration, for each business day during a given calendar month. VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than ten (10) business days following the end of the month.

If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The payment of advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of the Covered Fund(s).

Notwithstanding any provision of this Section 2 to the contrary, the SUB-ADVISER hereby acknowledges and agrees that for the term of this Agreement all compensation earned by the SUB-ADVISER under this Agreement will be held in an interest-bearing escrow account (the “Escrow Account”) with the Covered Fund’s custodian, or such other bank as VALIC and the SUB-ADVISER may agree, pending the occurrence of one of the following events:
(a) A “majority of the outstanding voting securities” of a Covered Fund (as defined in the 1940 Act) approves the proposed definitive investment sub-advisory agreement between VALIC and the SUB-ADVISER by the end of the 150 day maximum term of this Agreement (the “Approval Event”); or
(b) A “majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act) does not approve the proposed definitive investment sub-advisory agreement between VALIC and the SUB-ADVISER by the end of the 150 day maximum term of this Agreement.
If the Approval Event occurs, then the amount in the Escrow Account (including any interest earned) will be paid to the SUB-ADVISER. If the Approval Event does not occur, then upon termination of this Agreement, the SUB-ADVISER will be promptly paid, out of the Escrow Account, the lesser of (i) any costs incurred in performing this Agreement (plus any interest earned on that amount while in escrow); or (ii) the total amount in the Escrow Account (plus any interest earned), and any remaining balance in such Escrow Account will be paid to the Covered Fund. The SUB-ADVISER acknowledges its agreement with the compensation limitations imposed by this Section and hereby waives any and all claims at law or in equity to any amount of compensation more than is specifically provided for in this Section.

3.	Scope of the SUB-ADVISER’s Activities

VALIC understands that the SUB-ADVISER and its affiliates now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and VALIC has no objection to the SUB-ADVISER so acting, provided that whenever a Covered Fund and one or more other accounts or investment companies advised by the SUB-

ADVISER have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The SUB-ADVISER similarly agrees to allocate opportunities to sell securities. VALIC recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Covered Fund(s). In addition, VALIC understands that the persons employed by the SUB-ADVISER to assist in the performance of the SUB-ADVISER’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the SUB-ADVISER or any affiliate of the SUB-ADVISER to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

The SUB-ADVISER shall not be liable to VALIC, VC II, the Covered Fund(s), or to any shareholder in the Covered Fund(s), and VALIC shall indemnify the SUB-ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER in performing its duties under this Agreement.

VALIC shall perform quarterly and annual tax compliance tests and promptly furnish reports of such tests to the SUB-ADVISER after each quarter end to ensure that the Covered Fund(s) is in compliance with Subchapter M of the Code and Section 817(h) of the Code. VALIC shall apprise the SUB-ADVISER promptly after each quarter end of any potential non-compliance with the diversification requirements in such Code provisions. If so advised, the SUB-ADVISER shall take prompt action so that VCII complies with such Code diversification provisions, as directed by VALIC.

4.	Representations of the SUB-ADVISER and VALIC

The SUB-ADVISER represents, warrants, and agrees as follows:
(a)	The SUB-ADVISER (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	The SUB-ADVISER has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and if it has not already done so, will provide VALIC with a copy of such code of ethics together with evidence of its adoption.

(c)	The SUB-ADVISER has provided VALIC with a copy of its Form ADV as most recently filed with the SEC and will promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.
VALIC represents, warrants, and agrees as follows:

VALIC: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

5.	Term of Agreement

This Agreement shall become effective as to the Covered Fund(s) on the first business day following the termination of the investment sub-advisory agreement between VALIC and the SUB-ADVISER dated January 1, 2002, if, by that date, shareholders of the Covered Fund(s) have not approved the proposed definitive investment sub-advisory agreement between VALIC and the SUB-ADVISER and, unless terminated in accordance with its terms, will continue for a maximum of 150 days provided, however, this Agreement may terminate upon the execution of the proposed definitive investment sub-advisory agreement between VALIC and the SUB-ADVISER after obtaining the requisite approval of shareholders required by the 1940 Act and VC II.

This Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act, or in the event of the termination of the Investment Advisory Agreement between VALIC and VC II as it relates to any Covered Fund(s). This Agreement may be terminated at any time, without the payment of any penalty, (i) by the VC II Board of Trustees or by vote of holders of a majority of the outstanding shares of a Covered Fund upon ten (10) calendar days’ written notice to VALIC and SUB-ADVISER, (ii) by VALIC upon ten (10) calendar days’ written notice to a Covered Fund and SUB-ADVISER, or (iii) by the SUB-ADVISER upon ten (10) calendar days’ written notice to a Covered Fund and VALIC.

6.	Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or the Covered Fund(s) with respect to them.

The SUB-ADVISER agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. The SUB-ADVISER agrees that all books and records which it maintains for the Covered Fund(s) are the Covered Fund(s)’s property and will be surrendered promptly to the Covered Fund(s) or VALIC on request. The SUB-ADVISER agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Covered Fund(s)’s auditors, the Covered Fund(s) or any representative of the Covered Fund(s), VALIC, or any government agency or other instrumentality having regulatory authority over the Covered Fund(s).

VALIC has herewith furnished the SUB-ADVISER copies of the Covered Fund(s)’s Prospectus, Statement of Additional Information, Declaration and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the SUB-ADVISER copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Until VALIC delivers any amendments or supplements to the SUB-ADVISER, the SUB-ADVISER shall be fully protected in relying on the documents previously furnished to it.

The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of the Covered Fund(s) in writing signed or sent by any of the persons whose names, addresses and specimen signatures will be provided by VALIC from time to time. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority, notwithstanding that it shall subsequently be shown that the same was not given or signed or sent by an authorized person.

VALIC agrees to furnish the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Covered Fund(s) or the public that refer in any way to the SUB-ADVISER, and not to use such material if the SUB-ADVISER reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this agreement, VALIC will continue to furnish to the SUB-ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-ADVISER. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and the Covered Fund(s) as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge obligations hereunder. Subject to provisions of this paragraph, SUB-ADVISER grants VALIC and the Covered Fund(s) a non-exclusive right to use the “SunAmerica Asset Management Corp.” name in connection with the SUB-ADVISER’s management of the Covered Fund(s) (i) for so long as this Agreement, any other investment management agreement between VALIC and SUB-ADVISER with respect to VC II, or to any extension, renewal or amendment thereof, remain in effect, and (ii) for subsequent periods as long as required by law, rule or regulation or to the extent necessary to refer to or illustrate the historical performance of the Covered Fund(s).

VALIC agrees to indemnify the SUB-ADVISER for losses, costs, fees, expenses and claims which arise directly or indirectly (i) as a result of a failure by VALIC to provide the services or furnish materials required under the terms of this Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Covered Fund(s), except insofar as any such statement or omission was specifically made in reliance on written information provided by the SUB-ADVISER to VALIC, where the untrue statement was not reasonably knowable to be untrue by VALIC at the time made.

The SUB-ADVISER agrees to indemnify VALIC for losses and claims which arise directly from willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the SUB-ADVISER.

7.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of Texas and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the Securities and Exchange Commission or such interpretive positions as may be taken by the Commission or its staff. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control. If any suit is instituted by any of the parties to enforce any of the terms or conditions of this Agreement, each of the parties hereby submits to the exclusive jurisdiction of and venue in the federal courts of the United States of America, County of New York, State of New York, to the extent permitted by federal law, and otherwise, each of the parties hereby submits to the exclusive jurisdiction of and venue in the state courts of the State of New York located in the city and county of New York.

8.	Amendment and Waiver

Provisions of this Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

9.	Notices

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:
If to VALIC:
Attn: Kurt Bernlohr
2919 Allen Parkway, L12-01
Houston, Texas 77019
With a copy to:
Attn: Nori L. Gabert
2929 Allen Parkway, AT28-40
Houston, Texas 77019
If to SUB-ADVISER:
Attn: Gregory N. Bressler, General Counsel
SunAmerica Asset Management Corp.
Harborside Financial Center
3200 Plaza 5
Jersey City, New Jersey 07311

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ KURT W. BERNLOHR
	Name:	Kurt W. Bernlohr
	Title:	Senior Vice President

ATTEST:

SUNAMERICA ASSET MANAGEMENT CORP.
By:	/s/ PETER A. HARBECK
	Name:	Peter A. Harbeck
	Title:	President & Chief Executive Officer

ATTEST:

SCHEDULE A
(Effective December 1, 2009)
Annual Fee computed at the following annual rate, based on average daily net asset value for each month and payable monthly:

Covered Fund	Fee
Socially Responsible Fund	0.125% on first $1 billion
0.115% over $1 billion